Exhibit 3.1

FIRST AMENDMENT

TO THE

SECOND AMENDED AND RESTATED BY-LAWS

OF

IMMUNOMEDICS, INC.

November 27, 2016

This First Amendment (this “Amendment”) to the Second Amended and Restated By-Laws (the “By-Laws”) of Immunomedics, Inc., a Delaware corporation (the “Corporation”), is adopted as of November 27, 2016 (the “Effective Date”), by the Board of Directors of the Corporation (the “Board”).

WHEREAS, the affairs of the Corporation are governed by the By-Laws; and

WHEREAS, in accordance with Article 13 of the By-Laws, the Board has unanimously approved this Amendment in order to amend the procedural requirements with respect to stockholder actions by written consent.

NOW, THEREFORE, the Board hereby adopts the following amendments:

1.                                      Capitalized Terms.  Except as otherwise specifically set forth in this Amendment, all capitalized terms used herein shall have the meanings given such terms in the By-Laws.

2.                                      Amendments.

Section 2.5 of the By-Laws is hereby amended and restated as follows:

“2.5.1  In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, subject to applicable law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting.  If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.  A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

2.5.2  In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

2.5.3  (a) In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting (including by telegram, cablegram or other electronic transmission as permitted by law), the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board. Any stockholder of record seeking to have the stockholders authorize or take corporate action by consent shall, by written notice to the Secretary, request the Board to fix a record date. The Board shall timely adopt a resolution fixing the record date (unless a record date has previously been fixed by the Board pursuant to the first sentence of Section 2.5.1).

(b)  In the event of the delivery, in the manner provided by this Section 2.5.3 and applicable law, to the Corporation of written consent or consents of the stockholders to take corporate action and/or any related revocation or revocations, the Corporation shall engage independent inspectors of elections for the purpose of performing promptly a ministerial review of the validity of the consents and revocations. For the purpose of permitting the inspectors to perform such review, no action of the stockholders by written consent and without a meeting shall be effective until such inspectors have completed their review, determined that the requisite number of valid and unrevoked consents delivered to the Corporation in accordance with this Section 2.5.3 and applicable law have been obtained to authorize or take the action specified in the consents, and certified such determination for entry in the records of the Corporation kept for the purpose of recording the proceedings of meetings of stockholders. Nothing contained in this Section 2.5.3(b) shall in any way be construed to suggest or imply that the Board or any stockholder shall not be entitled to contest the validity of any consent or revocation thereof, whether before or after such certification by the independent inspectors, or to take any other action (including, without limitation, the commencement, prosecution or defense of any litigation with respect thereto, and the seeking of injunctive relief in such litigation).

(c)  Every written consent shall bear the date of signature of each stockholder who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within sixty (60) days after the earliest dated written consent received in accordance with this Section 2.5.3, a valid written consent or valid written consents signed by a sufficient number of stockholders to take such action are delivered to the Corporation in the manner prescribed in this Section 2.5.3 and applicable law, and not revoked.”

3.                                      Confirmation of By-Laws.  Except as set forth herein, the terms and provisions of the By-Laws are hereby confirmed, ratified and approved in their entirety, and shall continue in full force and effect.

4.                                      Effective Date.  Each provision of this Amendment shall be effective as of the Effective Date.

5.                                      Governing Law.  The laws of the State of Delaware shall govern the validity of this Amendment, the construction of its terms, and the interpretation of the rights and duties of the Board, without regard to the principles of conflicts of laws.